Contacts:
Norman Booth or Hilary Halliwell
973.966.1100
nbooth@keatingco.com
hhalliwell@keatingco.com

FOR IMMEDIATE RELEASE

MICROMEM TECHNOLOGIES INC. APPOINTS LARRY BLUE
TO BOARD OF DIRECTORS

Appointment Reflects Strategic Focus

TORONTO, CAN, November 07, 2005 -- Micromem Technologies Inc. (OTC-BB:MMTIF) a Toronto-based developer of magnetic random access memory (MRAM), announced today that it has appointed Larry Blue, vice president and general manager, Symbol Technologies Inc. to the company's board of directors.

At Symbol Technologies, Larry is responsible for development of the firm's RFID Tag Business, which includes Gen1 and Gen 2 tag and inlay products, custom tag products and inlay production.

His previous responsibilities included technical leadership roles at Hughes Network Systems and with IBM in Research Triangle Park. At Hughes, he was responsible for the development of the firm's VLSI chipsets and also developed IC solutions for satellite communications systems, delivering over 55 high technology communication solutions during his career there.

As an engineer for IBM in Research Triangle Park, Larry was responsible for IC and microprocessor design, and led the Technology Development organization which was responsible for technology support for all products developed at Research Triangle Park. He holds four US patents.

"We are pleased to appoint Larry to this position," said Joseph Fuda, Micromem CEO, "His background in the semiconductor industry and with IC solutions development makes him the perfect fit for Micromem."

"Micromem is a unique company with a tremendously innovative magnetic memory design," said Larry Blue, "No other firm with this MRAM technology is as clearly positioned to effectively compete in this market."

--more--

Micromem's MRAM program objective not only lends itself to RFID but also to effective solutions for government and military applications, and is being developed to address a broad range of commercial memory opportunities in a wide range of industries. For a recent update on Micromem, please visit the company website at http://www.micromeminc.com/media-item-3.php.

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 64,719,449
SEC File No: 0-26005

About Micromem Technologies Inc.

Micromem Technologies, Inc. (www.micromeminc.com) is focused on the development of magnetic random access memory (MRAM) technology. Once fully developed, this technology should be suitable for various applications including, without limitation, Radio Frequency Identification (RFID) as well as other applications. It is anticipated that RFID will be Micromem's first market objective. Micromem's primary technology is pursuant to an exclusive world wide commercial license from the University of Toronto (UT). Pursuant to the terms of the license, Micromem can buy out the balance of the Company's financial obligations with respect to the patents and technology licensed by UT for a fixed fee. The MRAM development work is and has been undertaken in accordance with research collaboration agreements among Micromem, the University of Toronto, Dr. Harry Ruda and OCE Inc., a not-for-profit corporation supported through the Ontario Ministry of Economic Development and Trade's (MEDT) Ontario Centres of Excellence program. Micromem has full control over the last three years of the technological innovations arising from the MRAM development work, including the development of the single bit memory prototype previously announced. Micromem has worldwide exclusivity on all prior, current, and future patent applications relating to this MRAM technology.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Micromem's actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromen's filings with the Securities & Exchange Commission. For more information, please refer to Micromem's Annual Report on Form 20-F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

# # #